DATED

July 1, 2026

AZENTA GERMANY GmbH
and THELEMA

PROJECT ROSE - DEED OF AMENDMENT

Winston Taylor International LLP | 5 New Street Square London EC4A 3TW
Tel +44 (0)20 7300 7000
Fax +44 (0)20 7300 7100
DX 41 London www.winstontaylor.com

THIS DEED is made on July 1, 2026
BETWEEN

(1)AZENTA GERMANY GmbH, a limited liability company existing under the laws of Germany, having its registered office at Im Leuschnerpark 1 B, 64347 Griesheim, Germany, registered with the commercial register of the Local Court of Darmstadt, under number HRB 85666 (the "Seller"); and
(2)THELEMA S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg having its registered address at 63 rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) (the "Buyer") under number B299803.

each a "Party" and together the "Parties".

BACKGROUND

(A)The Parties entered into an agreement for the sale and purchase of the entire issued share capital of B Medical Systems S.à r.l. on 23 December 2025 (the "SPA").
(B)The Parties wish to amend the SPA to reflect an agreement between the Parties that USD35,000,000 of the Purchase Price should be satisfied on Completion by a loan to be advanced by the Seller to the Buyer under the Vendor Loan Agreement.
1.Interpretation

1.1Capitalised terms used but not defined in this Deed shall have the meanings given to them in the SPA.
1.2This Deed shall be read together with and construed as one document with the SPA.
1.3Save as expressly amended by this Deed, the SPA shall continue in full force and effect.

Amendments
With effect from the date of this Deed the SPA is amended as follows:
1.4In clause 1 of the SPA (definitions and interpretation) there shall be inserted (in the relevant alphabetical order) the following new defined terms:
"Vendor Loan Agreement" means the Luxembourg law governed vendor loan agreement dated on or about the date hereof between Thelema as borrower (the "Borrower") and Azenta Germany GmbH as lender (the "Lender");
"Seller Loan Amount" means the loan of USD35,000,000 to be made by the Seller to the Buyer under the Vendor Loan Agreement; and

"Share Pledge Agreement" means the Luxembourg law governed share pledge agreement dated on or about the date hereof between Thelema as pledgor (the "Pledgor"), Azenta Germany GmbH as pledgee (the "Pledgee") and B Medical Systems S.à r.l. as company (the "Company").
1.5Clause 3.2 of the SPA shall be deleted in its entirety and replaced with the following:

"3.2 At Completion, the Buyer shall transfer an amount equal to the Purchase Price minus the Seller Loan Amount and the amount of the Deposit to the Seller in USD by way of electronic transfer of freely available funds of same day value, namely USD19,000,000 without any deduction or set off whatsoever, to the Seller's Designated Account, and the Deposit shall be unconditionally released to the Seller."

1.6Clause 5.6 (b) of the SPA shall be deleted in its entirety and replaced with the following:
"5.6(b) receipt of the Purchase Price minus the Seller Loan Amount and the amount of the Deposit required pursuant to Part 2 of schedule 2."

1.7In clause 5.9 of the SPA, the reference to “31 March 2026” shall be deleted and replaced with “1 July 2026”.
1.8In Schedule 2, Part 1, paragraph 1 of the SPA there shall be inserted the following new sub-paragraph (and the existing sub- paragraphs shall be renumbered accordingly):

"1.1(a) counterparts of the Vendor Loan Agreement and the Share Pledge Agreement, duly executed by the Seller"
1.9In Schedule 2, Part 2 of the SPA there shall be inserted the following new paragraph (and the existing paragraphs shall be renumbered accordingly):
"1. On the Completion Date the Buyer shall deliver to the Seller counterparts of the Vendor Loan Agreement and the Share Pledge Agreement, duly executed by the Buyer, and in the case of the Share Pledge Agreement duly executed by the Company."
1.10In Schedule 2, Part 2 of the SPA, the existing paragraph 1 (as renumbered) shall be deleted in its entirety and replaced with the following:

"2. On the Completion Date, the Buyer shall pay the Purchase Price minus the Seller Loan Amount minus the amount of the Deposit to the Seller's Designated Account in accordance with clause 3.2, and the Deposit shall be unconditionally released to the Seller"
2.Governing Law
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by the laws of the Grand Duchy of Luxembourg, without any reference to any principles of conflicts of law.

The parties irrevocably agree that the courts of the District of Luxembourg, Grand Duchy of Luxembourg, shall have exclusive jurisdiction over any action, suit, claim or proceeding that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This deed has been executed and delivered as a deed on the date shown on the first page.

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[signature page to the deed of amendment between AZENTA GERMANY GMBH and THELEMA S.à r.l.]

AZENTA GERMANY GMBH
acting by a director
Name of director: Andrew Mulkerin

THELEMA S.À R.L.
acting by its manager

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…………………………..
Name of manager: Luc Provost

Yannick Malvaux
Class B Manager    Class B Manager

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